                                  SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities

                              Exchange Act of 1934

Filed by the Registrant   [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement      [_] Confidential, for Use of the Commission
                                         Only (as Permitted by Rule 14a-6(e)(2))
[_] Definitive Proxy Statement
[_] Definitive Additional Materials
[X] Soliciting Material Under Rule 14a-12

                              NETWORK ENGINES, INC.

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                (Name of Registrant as Specified in Its Charter)


                                 Not Applicable.
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)      Title of each class of securities to which transaction applies:

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(2)      Aggregate number of securities to which transaction applies:

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(3)      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)      Proposed maximum aggregate value of transaction:

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(5)      Total fee paid:

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount Previously Paid:

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(2)      Form, Schedule or Registration Statement No.:

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(4)      Date Filed:

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                         FILING PURSUANT TO RULE 14a-12

         This filing is being made pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended. This filing contains statements about Network Engines, Inc. ("Network Engines"), TidalWire Inc. ("TidalWire") and the proposed acquisition of TidalWire through a merger of Ninja Acquisition Corp., a wholly owned subsidiary of Network Engines, with and into TidalWire. Statements regarding Network Engines' future financial performance including statements regarding future revenue, gross margins, operating expenses and cash position, the proposed transaction between Network Engines and TidalWire, the expected timetable for completing the transaction, benefits and synergies of the transaction, projected cash balances, the timing of accretion and profitability, and any other statements about Network Engines' managements' future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," estimates and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the transaction; the ability of Network Engines to successfully integrate TidalWire into its operations; the ability to realize anticipated synergies and benefits of the transaction; the effect of Network Engines recent restructuring of its business; Network Engines ability to generate revenues from strategic partnerships with independent software vendors and original equipment manufacturers; and the other factors described in Network Engines' most recent Annual Report on Form 10-K for the year ended September 30, 2001 and its most recent Quarterly Report on From 10-Q for the period ended June 30, 2002 filed with the Securities and Exchange Commission ("SEC") as well as other documents that may be filed by Network Engines from time to time with the SEC. Network Engines disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this filing.

         On Tuesday, November 12th, Network Engines issued the following press release regarding its fourth quarter and year-end results and its pending acquisition of TidalWire.

 Network Engines Reports 29 Percent Sequential Revenue Growth for Fiscal Fourth
                                    Quarter

 Improved Results in Line with Expectations; Pending Acquisition of TidalWire
                         Expected to Enhance Operations



Canton, Mass., November 12, 2002 - Network Engines (Nasdaq:NENG), a leading provider of enterprise appliances and integration services, today reported improved financial results for its fourth quarter and fiscal year ended September 30, 2002. The Company also recently announced that it has entered into a definitive agreement to acquire TidalWire Inc., a privately held company specializing in the distribution and support of storage networking products.

Financial highlights include:

o Fourth quarter total revenues grew 29 percent to $5.3 million, from $4.1 million in the third quarter ended June 30, 2002.

o Gross margins increased to 21.4 percent, from 17.5 percent in the third quarter.

o Net loss in the fourth quarter narrowed to $1.6 million compared to a net loss of $2.4 million in the fiscal 2002 third quarter.

o Fiscal year net loss narrowed to $14.1 million, compared to a net loss of $69.5 million last year.

o  Cash and short-term investments over $55 million at September 30, 2002.

Network Engines reported fourth quarter net revenues of $5.3 million, an increase of 29 percent from net revenues of $4.1 million in the previous quarter ended June 30, 2002, and a 212 percent increase from $1.7 million reported in the fourth quarter of fiscal 2001. Net loss for the fiscal 2002 fourth quarter was $1.6 million, or $0.05 per share, a 33 percent improvement compared to a net loss of $2.4 million, or $0.08 per share, in the quarter ended June 30, 2002 and a 86 percent improvement compared to a net loss of $11.2 million, or $0.32 per share reported in the fiscal 2001 fourth quarter. For the fiscal 2002 third quarter, results included $353,000 for the impact of restructuring and other charges. The net loss during the fiscal fourth quarter of 2001 included $542,000 for the reversal of prior inventory write-downs, $6.9 million for restructuring and other charges, and $75,000 for amortization of intangible assets.

The Company continues to derive a high percentage of its revenues from one Original Equipment Manufacturer (OEM) customer. During the quarter this customer accounted for 90 percent of net revenues. Gross margins for the fourth quarter of fiscal 2002 were 21.4 percent of net revenues, an improvement over gross margins of 17.5 percent in the third quarter.

For the full fiscal year ended September 30, 2002, net revenues were $14.5 million, a 7 percent improvement over the $13.5 million reported for the fiscal year ended September 30, 2001. Net loss for the fiscal year was $14.1 million, or $0.44 per share, an 80 percent improvement compared to a net loss of $69.5 million, or $2.03 per share last year. The net loss for fiscal 2001 included $20.3 million for inventory write-downs, $10.9 million for restructuring and other charges, and $675,000 for amortization of intangible assets.

During the most recent quarter the Company announced that Proficient Networks Inc. had selected Network Engines as its choice for an appliance platform to deploy a network optimization solution. After the quarter ended, the Company announced that Corvigo, Inc. will deploy its anti-spam software on a server appliance developed by Network Engines. The Company also recently announced that it has strengthened its management team with the appointment of Donald Oldham to Vice President, Sales.

"The continued improvement in our financial results during the quarter and throughout the fiscal year reflect the significant actions we have taken to refocus our business plan, redefine our mission, and lay the groundwork for achieving profitability by growing revenues, signing new customers, reducing costs and restructuring the business," said John Curtis, President and CEO of Network Engines. "We expect the pending acquisition of TidalWire will allow us to significantly increase our overall revenues, accelerate our path to profitability, and diversify our revenue base. TidalWire will add an important dimension to our business and provide us with greater opportunities to expand Network Engines. By leveraging the channel relationships and sales distribution infrastructure TidalWire has built, we expect to be able to distribute appliance solutions that we develop and manufacture for our Independent Software Vendor (ISV) partners. We expect the combined company will be able to offer a richer and fuller portfolio of products and services to our channel customers."

Network Engines announced on November 11, 2002, that it had entered into a definitive agreement to acquire TidalWire for approximately $20 million that includes $9.4 million in cash, 5 million shares of Network Engines stock (including the conversion of TidalWire options into Network Engines options) and the assumption of outstanding debt. The transaction, expected to be accretive immediately upon completion, is expected to close at the end of the current quarter or beginning of the next quarter and is subject to approval by the shareholders of both Network Engines and TidalWire and other customary closing conditions. TidalWire posted revenues of $25.2 million and operating income of approximately $850,000 for its fiscal year ended March 31, 2002. For the six months ended September 30, 2002, TidalWire generated revenues of approximately $18.5 million and operating income of $900,000.

Doug Bryant, Chief Financial Officer of Network Engines, said, "We have demonstrated considerable progress this past fiscal year improving our financial picture. We expect the acquisition of TidalWire to enhance that picture even further as we combine its positive financials with improving operations from the Network Engines server appliance business. Following the completion of the acquisition, we expect to be profitable in the quarter ending June 30, 2003."

Company Offers Financial Guidance

Because the closing of the TidalWire acquisition is not expected until late in the current quarter or early in the next quarter, there will be little or no impact on revenues and income for the fiscal first quarter ending December 31, 2002.

Based on the current forecasts from our OEM and ISV partners, the Company anticipates net revenues in the first fiscal quarter ending December 31, 2002 will be approximately $5.5 million to $6.0 million with a continued high concentration of OEM revenue. The Company expects first quarter gross margins will be in the 21 percent to 23 percent range.

Operating expenses in the first quarter are expected to be $3.0 million to $3.2 million. The cash position at the end of the first quarter is anticipated to be approximately $40 million, which includes the impact of cash used for the acquisition.

Related Issues

As part of the Company's previously announced $5 million stock buyback program, the Company has repurchased approximately 1.1 million shares of its common stock this past quarter at a cost of about $1.2 million. Subsequent to September 30, 2002, the Company has completed its stock buyback program. The Company initiated the program in August 2001, and has repurchased over 5.2 million shares at a cost of $5 million.

Conference Call

Network Engines will host a conference call today at 5:00 p.m. EST to discuss the quarterly and fiscal year results and to discuss it's pending acquisition of TidalWire. The conference will be available live at the Company's website at www.networkengines.com and will be archived on the site for one week.

About Network Engines

Network Engines (Nasdaq: NENG) provides server appliance solutions for enterprise software application vendors. By offering a combination of application integration services, value-added utilities, a suite of hardware reference platforms, and worldwide fulfillment services, Network Engines enables its partners to achieve rapid time-to-market while minimizing their customer support costs. Headquartered in Canton, Massachusetts, Network Engines was founded in 1997. For additional information on the Company's products and services visit www.networkengines.com or phone 781-332-1000.

Important Additional Information Will be Filed with the SEC

Network Engines plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the TidalWire transaction. The Proxy Statement will contain important information about Network Engines, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Network Engines through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Network Engines by contacting Mr. Douglas Bryant.

Network Engines and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Network Engines' directors and executive officers is contained in Network Engines' Form 10-K for the year ended September 30, 2001 and its proxy statement dated May 9, 2002. As of November 8th, 2002, Network Engines' directors and executive officers beneficially owned approximately 13.8 million shares, or 40%, of Network Engines common stock and 2.9 million shares, or 35 percent of TidalWire common stock.

                              Network Engines, Inc.

                 Condensed Consolidated Statements of Operations

                (in thousands, except per share data) (unaudited)

                                                                    Three Months Ended                           Year Ended
                                                     -----------------------------------------------   -----------------------------
                                                       September 30,     June 30,     September 30,   September 30,   September 30,
                                                          2002             2002           2001            2002             2001
                                                       ---------        ---------     ----------       ----------      ----------
Net revenues                                             $ 5,269          $ 4,130        $ 1,725         $ 14,534        $ 13,515
Cost of revenues                                           4,143            3,406          1,541           12,329          12,349
Inventory write-down (benefit)                                 -                -          (542)                -          20,278
                                                       ---------        ---------     ----------       ----------      ----------
   Gross profit (loss)                                     1,126              724            726            2,205        (19,112)
Operating expenses:
   Research and development                                  976              914          1,795            4,693          12,704
   Selling and marketing                                     990              874          1,570            3,836          18,118
   General and administrative                                868            1,088          1,356            4,602           7,047
   Stock compensation                                        233              238          1,037            4,438           6,132
   Restructuring and other charges                             -              353          6,871              353          10,886
   Amortization of intangible assets                           -                -             75                -             675
                                                       ---------        ---------     ----------       ----------      ----------
     Total operating expenses                              3,067            3,467         12,704           17,922          55,562
Loss from operations                                     (1,941)          (2,743)       (11,978)         (15,717)        (74,674)
Other income                                                 322              324            759            1,592           5,151
                                                       ---------        ---------     ----------       ----------      ----------
Net loss attributable to common stockholders            $ (1,619)        $ (2,419)     $ (11,219)       $ (14,125)      $ (69,523)
                                                       =========        =========     ==========       ==========      ==========
Net loss per common share - basic and diluted           $  (0.05)        $  (0.08)     $   (0.32)       $   (0.44)      $   (2.03)
                                                       =========        =========     ==========       ==========      ==========
Shares used in computing basic and diluted net loss
   per common share                                       31,230           32,176         34,522           32,270          34,241

                              Network Engines, Inc.

                      Condensed Consolidated Balance Sheets

                                 (in thousands)


                                                                                            September 30,     September 30,
                                                                                                2002               2001
                                                                                            (unaudited)
                                                                                            -------------     -------------
ASSETS

Current assets:
Cash and cash equivalents                                                                $     46,552       $     74,805
Short-term investments                                                                          8,546                  -
Restricted cash                                                                                 1,098              1,129
Accounts receivable, net                                                                        2,729              1,601
Inventories                                                                                     1,956                607
Other current assets                                                                            1,065                857
Due from contract manufacturer                                                                      -                380
                                                                                        -------------      -------------
   Total current assets                                                                        61,946             79,379
Property and equipment, net                                                                     2,236              3,454
Other assets                                                                                       28                171
                                                                                        -------------      -------------
     Total assets                                                                        $     64,210       $     83,004
                                                                                        =============      =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

Accounts payable                                                                         $      1,474       $      1,350
Accrued liabilities                                                                             1,468              2,518
Accrued restructuring                                                                             355              1,368
Due to contract manufacturer                                                                        -              3,117
Deferred revenue                                                                                   23                 93
Current portion of capital leases and notes payable                                                14                 60
                                                                                        -------------      -------------
   Total current liabilities                                                                    3,334              8,506

Capital leases and notes payable, net of current portion                                            -                  9

Stockholders' equity:
Common stock                                                                                      357                352
Treasury stock                                                                                (4,707)              (198)
Additional paid-in capital                                                                    174,252            175,288
Deferred compensation                                                                         (1,185)            (6,813)
Stockholder notes receivable                                                                    (281)              (702)
Unrealized gain on short-term investments                                                           3                  -
Accumulated deficit                                                                         (107,563)           (93,438)
                                                                                        -------------      -------------
   Total stockholders' equity                                                                  60,876             74,489
                                                                                        -------------      -------------
     Total liabilities and stockholders' equity                                          $     64,210       $     83,004
                                                                                        -------------      -------------

                                       ###



Safe Harbor for Forward-Looking Statements

Statements in this press release regarding Network Engines' future financial performance including statements regarding future revenue, gross margins, operating expenses and cash position, the proposed transaction between Network Engines and TidalWire, the expected timetable for completing the transaction, benefits and synergies of the transaction, the timing of accretion and profitability, and any other statements about Network Engines' management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including the ability to consummate the transaction and those other factors contained in the Company's most recent Annual Report on Form 10K for the year ended September 30, 2001 and the Company's most recent Quarterly Report on Form 10Q for the period ended June 30, 2002, under the section "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Factors That May Affect Future Results" as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. The Company assumes no obligations to update the information included in this press release.

Network Engines, the Network Engines logo, ApplianceEngine 1000,
ApplianceEngine 3000, ApplianceEngine 5000, and Appliance Alliance are trademarks of Network Engines, Inc. All other trademarks are the property of their respective holders.